Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

NioCorp Developments Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	457(r)	4,250,000(1)	$6.45(2)	$27,412,500(2)	$138.10 per $1,000,000	$3,785.67
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$27,412,500		$3,785.67
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$3,785.67

Calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”). These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” included as Exhibit 107 to the Company’s Registration Statement on Form S-3ASR (Registration No. 333-290837) (the “Registration Statement”), which was filed on October 10, 2025. The prospectus supplement to which this exhibit is attached (the “Prospectus Supplement”) is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $27,412,500.

(1)	Represents the common shares, without par value (“Common Shares”), of NioCorp Developments Ltd. (the “Company”) that may be offered for resale by YA II PN, Ltd., as the selling shareholder, pursuant to the Prospectus Supplement, consisting of Common Shares that the Company may elect to issue and sell pursuant to the Purchase Agreement (as defined in the Prospectus Supplement). Pursuant to Rule 416(a) under the Securities Act of 1933, the Common Shares being registered hereunder include such indeterminate number of additional Common Shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the Common Shares being registered under the Registration Statement.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per unit and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Shares reported by The Nasdaq Stock Market LLC as of January 16, 2026 of $6.45, which date is within five business days prior to the filing of the Prospectus Supplement.